EXHIBIT 10.12

ASSIGNMENT, ASSUMPTION AND AMENDMENT OF

TIM HORTONS INC. U.S. NON-EMPLOYEE DIRECTORS’

DEFERRED COMPENSATION PLAN

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (the “Agreement”) is hereby made this 25th day of September, 2009, by and between Tim Hortons Inc., a Delaware corporation (the “Assignor”) and Tim Hortons USA Inc., a Delaware corporation (the “Assignee”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 5, 2009, by and among the Assignor, Tim Hortons Inc., a corporation incorporated under the Canada Business Corporations Act (“New THI”), and THI Mergeco Inc., a Delaware corporation and a wholly-owned subsidiary of the New THI (“THI Mergeco”), New THI will become the ultimate parent of the Tim Hortons group of companies through the merger of THI Mergeco with and into the Assignor (the “Merger”);

WHEREAS, the Board of Directors and stockholders of each of the Assignor, the Assignee and THI Mergeco have approved the Merger, pursuant to which, more specifically, the Assignor will be the surviving company in the Merger and will become a wholly-owned, direct subsidiary of the Assignee, upon the terms and subject to the conditions set forth in the Merger Agreement, and whereby each issued share of common stock of the Assignor (“THI USA Common Stock”) shall be automatically converted into the right to receive one common share of the Assignee (“New THI Common Shares”);

WHEREAS, in connection with the Merger, the Assignee will adopt and assume the obligations of the Assignor under the Tim Hortons Inc. U.S. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”) as of the date hereof, and, in consideration therefor, the Assignor has agreed to pay U.S.$430,473.01 to the Assignee;

WHEREAS, the Assignor desires to assign the Plan to the Assignee and the Assignee desires to adopt, and assume the obligations under, the Plan, as set forth in this Agreement; and

WHEREAS, pursuant to Section 9.9 of the Plan, the Assignee desires to freeze the Plan, as set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree hereby as follows:

1. The Assignor hereby conveys, transfers and assigns unto the Assignee all of the Assignor’s rights, title, interests, duties, obligations and liabilities under the Plan and any applicable agreements relating thereto.

2. The Assignee hereby accepts and assumes all of the Assignor’s rights, title, interests, duties, obligations and liabilities under the Plan and any applicable agreement relating thereto, including all duties, obligations and liabilities that would arise after the date hereof under deferred elections for 2009, to the same extent as though it had originally been named a party thereto and from the respective dates that such Plan was originally entered into and agrees to observe, perform and fulfill all of the terms and conditions of the Plan and any applicable agreement related thereto to the same extent as if it had been originally named as a party thereto.

3. The Assignor shall pay U.S.$430,473.01 to the Assignee in consideration for the assumption of the Assignor’s duties, obligations and liabilities under the Plan by the Assignee in accordance with Section 2, which amount the Assignor and Assignee both agree shall be sufficient to satisfy such duties, obligations and liabilities.

4. The name of the Plan is hereby amended to be the “Tim Hortons USA Inc. U.S. Non-Employee Directors’ Deferred Compensation Plan As Amended and Restated as of September 25, 2009.”

5. The first paragraph of the Plan is hereby amended by adding the following to the end thereof:

Effective September 25, 2009, Tim Hortons USA Inc. has assumed the obligations of the Plan and each reference to the “Company” within the Plan shall be a reference to Tim Hortons USA Inc. Furthermore, the Plan shall be frozen, no further Directors shall become Participants in the Plan and no new Deferral Elections shall be permitted, effective September 25, 2009, that would result in any future contributions being made to the Plan subsequent to March 1, 2010 (i.e., those for 2009 year only). Effective March 1, 2010, no further amounts may be deferred under the Plan.

6. Section 2.1 of the Plan is hereby deleted in its entirety and the following is substituted therefor:

No director shall become a Participant in the Plan after September 25, 2009.

7. Section 3.1 of the Plan is hereby amended by adding the following to the end thereof:

Notwithstanding anything in the Plan to the contrary, effective September 25, 2009, no new Deferral Elections shall be permitted, and effective March 1, 2010, no further amounts may be deferred under the Plan.

8. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the parties hereto.

9. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers duly authorized on the date first set forth above.

TIM HORTONS INC., a Delaware corporation

By:	/s/ JILL E. AEBKER
Name: Jill E. Aebker Title: Associate General Counsel and Secretary

TIM HORTONS USA INC., a Delaware corporation

By:	/s/ MICHAEL N. SIMON
Name: Michael N. Simon Title: Vice President

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